CERTIFICATE of AMENDMENT of
                         CERTIFICATE of INCORPORATION of
                        HOMESIDE GLOBAL MBS MANAGER, INC.

     HomeSide Global MBS Manager, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     First: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution, was approved by the Corporation's Board of Directors, declaring said amendment to be advisable and calling for a vote of the sole shareholder of the Corporation for consideration thereof, and thereafter approved by the Corporation's sole shareholder, all in accordance with the provisions of Sections 141, 228 and 242(b)(2) of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

             Resolved, that the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

             "FIRST:  The name of the corporation is National Global
             MBS  Manager, Inc. (hereinafter  referred  to  as   the
             "Corporation")."

     IN WITNESS WHEREOF, HomeSide Global MBS Manager, Inc. has caused this certificate to be signed by its Vice President and attested by its Assistant Secretary this 25th day of February, 2002.



                                     HOMESIDE GLOBAL MBS MANAGER, INC.



                                     By: /s/ Robert J. Jacobs
                                        ------------------------------------
                                         Robert J. Jacobs, Vice President


ATTEST:

By: /s/ Thomas A. Hajda
   -------------------------------
    Thomas A. Hajda
    Assistant Secretary